Exhibit 10.3
Appendix 2 to the ESPP
Sub-Plan of the
VWR Corporation 2014 Employee Stock Purchase Plan
For Employees of Designated Subsidiaries Outside of the U.S. but not in European Economic Area Countries (“Foreign Sub-Plan”)
1.    Introduction.
(a)    The Board of Directors of VWR Corporation (the “Company”) has established the VWR Corporation 2014 Employee Stock Purchase Plan, as may be amended and restated from time to time, (the “ESPP”), for the purposes of encouraging employee participation in the ownership and economic progress of the Company.
(b)    Section 6.8 of the ESPP specifically provides that the Committee has the power and authority to establish sub-plans to the extent necessary or advisable. The Committee has determined that it is advisable to establish a sub-plan for the purpose of facilitating compliance with certain restrictions outside the United States. The Committee, therefore, intends to establish a sub-plan of the ESPP for the purpose of offering the ESPP to employees of Designated Subsidiaries in foreign countries. (There is a separate sub-plan for employees in European Economic Area (“EEA”) countries due to specific requirements in those countries.) The terms of the ESPP subject to the following rules, constitute the rules of the ESPP for Participants in countries outside the United States but not in EEA countries (the “Foreign Sub-Plan”). All the terms and conditions set forth in the ESPP shall be applicable to offerings under the Foreign Sub-Plan except to the extent of the terms set forth below.
(c)    In the event of an inconsistency between the terms in the ESPP and the Foreign Sub-Plan, the terms of the Foreign Sub-Plan shall govern.
(d)    The offering to employees under this Foreign Sub-Plan shall be a “separate offering” for the purposes of Code Section 423 and will be construed accordingly for the purposes of the equal rights and privileges requirement under Code Section 423. It is not part of the offering to United States employees nor the offering to employees in EEA countries.
2.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the ESPP except as follows: “Employee” shall mean any full time or part time employee of the Company or a Designated Subsidiary who customarily works for the Company or a Designated Subsidiary, as the case may be. For the purposes of the Foreign Sub-Plan, there is no minimum working hours requirement per week to be considered an Employee for the purpose of participating in the Foreign Sub-Plan.

3.    Eligibility to Participate. Notwithstanding any contrary provision in Section 2.1 of the ESPP, all Employees of Designated Subsidiaries in foreign countries other than the EEA who are Employees on the start date of an Option Period may elect to participate in the Foreign Sub-Plan. There will be no minimum waiting period under the Foreign Sub-Plan.
4.    Shares Available for Issuance. Shares of Stock issued under the Foreign Sub-Plan shall be counted against the share pool under the ESPP set forth in Section 4.1 of the ESPP. This Sub-Plan shall not have a separate or additional share pool.
5.    Amendments. Subject to the terms of the ESPP, the Committee reserves the right to amend or terminate the Foreign Sub-Plan at any time.
6.    Adoption. The Foreign Sub-Plan is adopted and effective as of May 12, 2015.

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